Exhibit 5.1

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105-0921
Tel 415.393.8200
www.gibsondunn.com

Client: 05557-00041

November 9, 2022

Biora Therapeutics, Inc.

4330 La Jolla Village Drive, Suite 300

San Diego, CA 92122

Re:	Biora Therapeutics, Inc.
Registration	Statement on Form S-3 (File No. 333-258301)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-258301 (the “Registration Statement”), of Biora Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 32,506,250 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Shares”) and warrants (the “Warrants”) to purchase an aggregate of 32,506,250 shares of Common Stock (the “Warrant Shares”). The Shares and Warrants are being sold pursuant to a Securities Purchase Agreement dated as of November 6, 2022 among the Company and the Purchasers named therein, and the related Letter Agreement dated as of October 20, 2022 between the Company and H.C. Wainwright & Co., LLC.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the form of Warrant and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Warrants, when issued and sold as described in the Registration Statement, assuming a sufficient number of Warrant Shares are at the time available for issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights

Beijing ● Brussels ● Century City ● Dallas ● Denver ● Dubai ● Frankfurt ● Hong Kong ● Houston ● London ● Los Angeles ● Munich

New York ● Orange County ● Palo Alto ● Paris ● San Francisco ● Sao Paulo ● Singapore ● Washington, D.C.

November 9, 2022

generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon a valid exercise of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP